Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Michael Oakes
Chief Financial Officer
(919) 883-4171

JAMES RIVER GROUP ANNOUNCES PRELIMINARY ESTIMATED IMPACT FROM
HURRICANE KATRINA ON THIRD-QUARTER RESULTS

CHAPEL HILL, North Carolina - (September 6, 2005) - James River Group, Inc. (NASDAQ: JRVR) today announced its preliminary estimate of after-tax losses from Hurricane Katrina in a range of $2.0 million to $2.6 million, or $0.14 to $0.19 per diluted share, net of reinsurance and including reinsurance reinstatements. The Company is confident that losses from Hurricane Katrina will be contained within its catastrophe reinsurance program. This preliminary estimate represents approximately 1.0% to 1.5% of the Company’s anticipated stockholders’ equity at the end of its third quarter, September 30, 2005.

Commenting on the storm, J. Adam Abram, James River Group’s President and Chief Executive Officer, said, “Our hearts go out to everyone affected by this unprecedented catastrophe, the dimensions of which are not yet fully understood. Our preliminary loss estimate is based primarily on an analysis of each individual policy in the affected areas using catastrophe models to estimate the likely impact of the hurricane on the properties we insure. We believe the size of our estimated loss validates our strategy of crafting and pricing each individual policy based on a careful evaluation of its unique risks.

“We expect to produce an underwriting profit for the third quarter, despite the impact of the preliminary estimated loss on the period’s results. In addition, consistent with established guidance, we continue to expect that, for full-year 2005, we will achieve a combined ratio of between 80% and 90%. However, we now expect that our return on equity for full-year 2005 will be between 13.5% and 15.0%, instead of our original objective of 15% or greater.”

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1414 Raleigh Road, Suite 415 • Chapel Hill, North Carolina 27517 • 919.883.4171 • Fax 919.883.4177

www.james-river-group.com

JRVR Announces Estimated Impact from Katrina

September 6, 2005

                Certain matters discussed in this release are forward-looking statements, including but not limited to our preliminary estimate of after-tax losses from Hurricane Katrina and its impact on our third-quarter results. Such statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include the accuracy of assumptions underlying the Company's catastrophe model, actual losses incurred by policyholders, actual third-quarter results (including anticipated weighted average diluted shares and stockholders' equity) and other risks described in the Company's filings with the Securities and Exchange Commission, including the Company's Form S-1, as amended. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any intent or obligation to update these forward-looking statements.

James River Group, Inc. is an insurance holding company that owns and manages specialty property/casualty insurance companies with the objective of consistently earning underwriting profits. Each of the Company’s two insurance company subsidiaries is rated “A-” (Excellent) by A.M. Best Company. Founded in September 2002, the Company wrote its first policy in July 2003 and currently underwrites in two specialty areas:

•	Excess and surplus lines in 48 states and the District of Columbia through 11 underwriting divisions; and

•	Workers’ compensation, primarily for the residential construction industry in North Carolina.

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